                                                                   Exhibit 10.60

                              RETIREMENT AGREEMENT

     This Agreement is executed on the dates set forth below by and between RICHARD W. BAUER ("Bauer"), residing at 1357 Tamarack Road, Manasquan, New Jersey 08736, and OSTEOTECH, INC. ("Osteotech"), located at 51 James Way, Eatontown, New Jersey 07724.

                                   WITNESSETH:

     In consideration of the mutual covenants and obligations hereinafter set forth, Bauer and Osteotech agree as follows:

     1. Bauer and Osteotech confirm that Bauer shall retire from his employment at Osteotech upon the close of business on December 31, 2005 (the "Retirement Date").

     2. If Bauer retires in accordance with Section 1 hereof, Bauer shall receive a payment of thirty-four thousand nine hundred sixteen dollars and sixty-seven cents ($34,916.67), an amount which is equal to his gross base salary for one month, on each of January 15, 2006, February 15, 2006 and March 15, 2006 for a total of one hundred four thousand seven hundred fifty dollars ($104,750.00) and on July 1, 2006 Bauer shall receive a payment of one hundred four thousand seven hundred fifty dollars ($104,750.00), which is equal to three months of his gross base salary. Commencing on and including July 15, 2006, Bauer shall receive payments equal to 18 months of his gross base salary in the total sum of six hundred twenty eight thousand five hundred dollars ($628,500.00). Such payments shall be made by check in thirty-six (36) semimonthly installments, between July 15, 2006 and December 31, 2007, each in the gross amount of seventeen thousand four hundred fifty-eight dollars and thirty-three cents

($17,458.33). In addition, on December 30, 2005, Osteotech shall pay to Bauer a transition payment in the amount of forty-six thousand six hundred eighty-five dollars and thirty-four cents ($46,685.34) for the purpose of establishing an office, arranging logistical support and arranging Bauer's affairs so as to be in a position to assist the Company in the duties envisioned by this Agreement and to permit Bauer to transition from full time employment to such duties. On December 30, 2005, Bauer shall receive compensation corresponding to all unused vacation pay that Bauer will have accrued as of December 30, 2005. All payments made to Bauer pursuant to this Agreement shall be subject to applicable deductions in accordance with Osteotech's standard payroll practice.

     3. Consistent with past practice, including the payment of a portion of the premiums by Bauer, following Bauer's retirement, in accordance with Section 1 hereof, Bauer's participation in Osteotech's medical, dental and life insurance plans, and Osteotech's payment of premiums for Bauer's medical, dental, and life insurance coverage (including coverage of his family), shall continue through the later of (i) December 31, 2007 and (ii) the date Bauer ceases serving on Osteotech's Board of Directors (the date in (i) or (ii) above being the "Insurance Termination Date"). Commencing on the Insurance Termination Date, Osteotech shall pay all COBRA premiums on behalf of Bauer, through the earlier of (i) such time that Bauer becomes eligible to receive Medicare benefits, or
(ii) eighteen months after the Insurance Termination Date. The premium payments for such coverage through the Insurance Termination Date and the COBRA premium payments represent employer provided coverage under a health plan, and, in accordance with Internal Revenue Code Section

106, will not be taxable income to Bauer. Accordingly, Bauer shall not receive a form 1099 on account of such payment of premiums by Osteotech. Osteotech shall provide Bauer with the opportunity to make an application for portability or conversion of any life insurance policy on his life as of December 31, 2007. For so long as Bauer serves on Osteotech's Board of Directors prior to December 31, 2007, he will not be eligible to receive cash Board fees, but will be eligible to receive options and stock paid to the members of the Board upon their re-election to the Board by the stockholders in each year that Bauer is re-elected to the Board. For so long as Bauer serves on Osteotech's Board of Directors after December 31, 2007, Bauer will be eligible to receive Board fees in the same form, whether cash, options or stock, as other non-employee Board members.

     4. Bauer agrees that no additional compensation of any kind shall be paid to him, and the benefits provided to him under this Agreement shall be in full payment and satisfaction of any and all financial obligations due to him from Osteotech. Bauer shall be entitled to receive 100% of the bonus payments, if any, that are awarded to Bauer for the year ending December 31, 2005 in accordance with the Management Performance Bonus Plan, regardless of when such bonus is awarded. Such bonus payments shall be paid to Bauer in accordance with the Management Performance Bonus Plan and past practice.

     5. A copy of Bauer's Osteotech, Inc. Stock Option Detail Report, as of October 31, 2005, is attached hereto as Exhibit A.

     6. All inquiries received by Osteotech concerning Bauer from potential or future employers or other business associations shall be directed to Mr. Jeffrey
M. Rosen, Vice President of Human Resources of Osteotech, or his successor, for response. Should any potential or future employer or other business associations contact Osteotech for a reference concerning Bauer, Osteotech shall verify only Bauer's job title, dates of employment and the reason for termination being his voluntary retirement.

     7. (a) In exchange for Osteotech's agreement to provide Bauer the benefits provided by this Agreement, Bauer, for himself, his heirs, administrators, executors, representatives and/or assigns, hereby voluntarily discharges and releases Osteotech and its affiliates, parent and subsidiary companies, officers, directors, employees, agents, representatives, successors and assigns (collectively the "Osteotech Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Bauer ever had, now has or hereafter may have against each or any of the Osteotech Releasees by reason of any matter whatsoever arising out of or resulting from Bauer's employment at Osteotech through the date of this Agreement, his agreement to retire from his employment at Osteotech and his retirement from such employment. This release of claims specifically includes, but is not limited to, any claim of discrimination, including any claim arising under, or based upon, the Age Discrimination in Employment Act (or the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the New Jersey Conscientious Employee Protection Act and/or the New Jersey Law Against Discrimination, and any and all contract, quasi-contract, estoppel, tort or statutory claims under federal, state or local law arising out of or resulting from Bauer's employment at Osteotech and/or his retirement from such employment.

     (b) Bauer agrees to execute and deliver to Osteotech, on the Retirement Date, a further General Release in the form of Exhibit B to this Agreement. The benefits set forth in this Agreement shall not be paid to Bauer pursuant to the terms of this Agreement until seven (7) days have passed after he signs such General Release, and in the absence of revocation by him of such General Release.

     (c) In exchange for the benefits provided to Osteotech by this Agreement, Osteotech, for itself, its officers, directors, successors, agents, representatives and assigns, hereby voluntarily discharges and releases Bauer and his heirs, administrators, executors, representatives and/or assigns (collectively the "Bauer Releasees"), from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Osteotech ever had, now has or hereafter may have against each or any of the Bauer Releasees by reason of any matter whatsoever arising out of or resulting from Bauer's employment at Osteotech through the date of this Agreement, and his retirement from such employment.

     (d) Osteotech agrees to execute and deliver to Bauer, on the Retirement Date, a further General Release in the form of Exhibit C to this Agreement.

     (e) The terms and conditions of this Agreement shall be binding on the parties hereto as of the date the Agreement has been signed and delivered by both parties and this Agreement may not be unilaterally terminated, revoked or amended by either party except as provided herein. Notwithstanding the foregoing, except for the agreement set forth in Section 1 hereof, the portions of Section 4 regarding the bonus payout, and the releases set forth in Sections 7(a) and 7(c) hereof, the provisions of this Agreement shall not be effective unless and until Bauer retires on the Retirement Date in accordance with Section 1. Until such provisions of this Agreement become effective immediately after the Retirement Date, the terms of the Employment Agreement by and between Osteotech and Bauer effective as of December 4, 1998, as amended (the "Employment Agreement"), which Employment Agreement has been renewed automatically for every two years for an additional two year term, shall remain in effect and shall govern the terms of Bauer's employment with Osteotech and the termination of Bauer's employment with Osteotech prior to the effectiveness of such provisions of this Agreement. Upon the effectiveness of such provisions of this Agreement immediately after the Retirement Date, the Employment Agreement shall terminate and be of no further force and effect. None of the releases contained in Section 7(a) and 7(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Bauer under the Employment Agreement or this Agreement.

     (f) Notwithstanding anything to the contrary contained herein, if Osteotech signs a preliminary or definitive agreement agreeing to, or Osteotech's board of directors authorizes Osteotech's management to pursue, a transaction or series of transactions that would constitute a "Change in Control" (a "Change in Control Transaction") under the Change in Control Agreement dated as of September 8, 2002, as may be amended to comply with IRC Section 409A or other applicable law and regulations, by and between Osteotech and Bauer (the "Change in Control Agreement"), or if a public announcement is made by a third party that it is pursuing a transaction which if consummated would constitute a Change in Control Transaction, and such

Change in Control Transaction shall be consummated on or before the Retirement Date, this Agreement shall not become effective (except for the releases set forth in Sections 7(a) and (c) hereof), the Change of Control Agreement shall remain in full force and effect and shall govern the terms and conditions of Bauer's employment with Osteotech and the termination of Bauer's employment with Osteotech, and Sections 12, 13 and 14 of the Employment Agreement shall remain in full force and effect.

     (g) Notwithstanding anything to the contrary contained herein, if Osteotech signs a preliminary or definitive agreement agreeing to, or Osteotech's board of directors authorizes Osteotech's management to pursue, a transaction or series of transactions that would constitute a Change in Control Transaction on or before the Retirement Date, or if a public announcement is made by a third party that it is pursuing a transaction which if consummated would constitute a Change in Control Transaction on or before the Retirement Date, and such Change in Control Transaction shall be consummated subsequent to the Retirement Date, the Change in Control Agreement shall terminate and this Agreement shall become effective in accordance with its terms, except that Bauer shall receive the payments due to him under Section 2 of this Agreement until such time as such Change in Control Transaction is consummated, at which time (i) the payments under Section 2 of this Agreement and the benefits under Section 3 of this Agreement shall cease, (ii) in the place of the payments and benefits referred to in subsection 7(g)(i) above, Bauer shall be entitled to receive the benefits provided by Section 4(b)(ii) of the Change in Control Agreement and the payments provided by Section 4(b)(iii) and Section 4(d) of the Change in Control Agreement, provided that any such payments payable to Bauer under Section 4(b)(iii) of the Change in Control Agreement will be reduced by the amount of payments received by Bauer under
Section 2 of this Agreement, (iii) the last two paragraphs of Section 4(b) of the Change in Control Agreement shall apply to the payments payable to Bauer under Section 4(b)(iii) of the Change in Control Agreement.

     (h) None of the releases contained in Sections 7(a) and 7(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Bauer under the Change in Control Agreement.

     (i) Notwithstanding anything contained in this Agreement, the terms and conditions of the Indemnity Agreement by and between Osteotech and Bauer, dated March 20, 1997 (the "Indemnity Agreement") shall remain in full force and effect in accordance with its terms, provided that Bauer shall be entitled to coverage under the Indemnity Agreement in connection with his employment with Osteotech, his service on the Board of Directors of Osteotech and any activities undertaken by Bauer in connection with Osteotech's business pursuant to this Agreement or any subsequent agreement between Osteotech and Bauer. Without limiting the foregoing, Osteotech confirms that it will continue to defend Bauer and provide him with indemnification in accordance with the terms of the Indemnity Agreement in connection with the pending lawsuit by Marc Burel against Osteotech and Bauer. None of the releases contained in Sections 7(a) and 7(c) of this Agreement or Exhibits B and C hereto shall be deemed to be a release of any of the obligations of Osteotech or Bauer under the Indemnity Agreement.

     (j) The release by Bauer provided in this Agreement shall not be deemed to apply to any individual releasee who has not released Bauer, in the event that such releasee shall bring a claim against Bauer.

     8. In further recognition of the benefits provided to Bauer under this Agreement, Bauer agrees to consult with Osteotech with respect to matters which occurred during the period of Bauer's employment at Osteotech, and to cooperate with Osteotech on an ongoing basis in connection with the defense of any claim or proceeding made or filed against Osteotech (or any officer, director or employee thereof) or the prosecution of any claim or proceeding made or filed by Osteotech, in each case relating to Osteotech's business during the period of his employment at Osteotech. Bauer agrees to make himself available at reasonable times and upon reasonable notice, consistent with his other business and personal commitments, and assuming Bauer is physically able to do so, to be interviewed or deposed or to otherwise testify concerning any such claim or proceeding. Bauer further agrees to promptly notify Osteotech's Chief Executive Officer ("CEO") or his designee if Bauer receives any legal notices or requests for information from any person or entity, other than a representative of Osteotech, concerning matters involving Osteotech which arose during the period of his employment at Osteotech. Osteotech agrees to reimburse Bauer for reasonable out-of-pocket expenses incurred in connection with the satisfaction of his obligations under this Section 8. However, Bauer shall seek advance approval from the CEO or his designee, before incurring any significant expense for which Bauer shall seek reimbursement from Osteotech, which approval shall not be unreasonably withheld or delayed. Also in connection with the satisfaction of his obligations under this Section 8, Osteotech shall provide, at Bauer's option, either legal counsel on behalf of Bauer (subject to Bauer's written approval), or reimburse Bauer for the reasonable fees and costs of legal counsel that Bauer has retained in this regard (which selection of counsel shall be subject to written approval by Osteotech), which reimbursement shall not be unreasonably withheld or delayed. Prior to January 1, 2008, Bauer agrees to fulfill the above obligations without any associated compensation. Subsequent to December 31, 2007, if Osteotech desires that Bauer provide future consulting services to Osteotech, any such services shall be provided pursuant to a mutually satisfactory agreement to be negotiated between Osteotech and Bauer.

     9. Bauer will not disclose or provide to any person, firm, corporation or entity (except when authorized by Osteotech in writing) any information, materials, biologics or animals which are owned by Osteotech or which came into the possession of Osteotech from a third party under an obligation of confidentiality, including without limitation, information relating to trade secrets, business methods, products, processes, procedures, development or experimental projects, suppliers, customer lists or the needs of customers or prospective customers, clients, etc. (collectively "Confidential Information"), which Confidential Information came into his possession or knowledge during the course of his employment by Osteotech, and Bauer will not use such Confidential Information for his own purpose or for the purpose of any person, firm, corporation or entity, other than Osteotech. The provisions of this section shall not apply to Confidential Information which: (i) at the time of disclosure is already in the public domain; (ii) Bauer can demonstrate was in his possession or known to him prior to the effective date of the commencement of his employment by Osteotech; (iii) subsequently becomes part of the public domain through no fault of Bauer; (iv) becomes known to Bauer through a third party who is under no obligation of confidentiality to Osteotech; and
(v) is required to be disclosed by law or by judicial or administrative proceedings.

     10. Bauer agrees that, by no later than December 31, 2005, he shall deliver to Mr. Jeffrey M. Rosen of Osteotech, or his successor or designee, all books, records, notes, documents and other written or computer generated materials of any nature whatsoever relating to Osteotech's business and any other Osteotech property in his possession or within his control (e.g., laptop computer, Blackberry, credit cards, equipment, office keys). Bauer agrees that he shall not keep in his possession or under his control any of Osteotech's property of any kind. Nothing herein shall require Bauer to return to Osteotech the Board minutes that have been provided to him as a director of Osteotech. Bauer will keep any such minutes confidential in accordance with paragraph 8 of this Agreement.

     11. Bauer agrees that, through December 31, 2007, he shall not directly or indirectly be engaged in or assist others in engaging in any business or activity which is involved in selling products, processes or services which compete with any significant product, process or service which Osteotech is developing, marketing or selling at the time of Bauer's retirement, whether his involvement shall be as an owner (except for passive ownership of up to five percent (5%) of the securities of a public company), officer, director, employee, consultant, partner or agent. For purposes of this provision, products, processes or services which Osteotech is marketing or selling shall be deemed

"significant" if sales of such products, processes or services exceed ten percent (10%) of Osteotech's total sales, or, with respect to products under development as of the Retirement Date, Osteotech is actively engaged in developing such products and has invested funds in the development of such products in the sum of at least $200,000 in direct costs. Upon Bauer's retirement on the Retirement Date, Osteotech shall provide Bauer with a list of each product, process and service which has been sold, marketed or is under development by Osteotech as of the Retirement Date.

     12. Bauer agrees that the restrictions imposed upon him in this Agreement are reasonable and that they are appropriate and necessary to protect Osteotech's legitimate business interests. Bauer further agrees that such restrictions do not and will not impose an undue hardship upon him.

     13. Bauer acknowledges and represents that he fully understands this Agreement, that he has had adequate and reasonable opportunity to review this Agreement, that he was advised to consult with independent counsel of his choice before signing it, that he did in fact consult with independent counsel of his choice before signing it, and that he is signing it voluntarily.

     14. Bauer acknowledges and agrees that he has been given at least twenty-one (21) days to consider this Agreement. Bauer further acknowledges and agrees that he may cancel or revoke this Agreement within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Jeffrey Rosen or his successor or designee at Osteotech. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Jeffrey Rosen, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724; and (c) sent by certified mail, return receipt requested. Bauer acknowledges and agrees that, if he exercises his right of cancellation or revocation, Osteotech shall be relieved of all obligations undertaken in this Agreement.

     15. The terms and conditions of this Agreement may not be altered, amended or modified except by a writing duly executed by both Bauer and Osteotech.

     16. The terms and conditions of this Agreement are personal to Bauer and Osteotech and may not be assigned by either party to any person or entity without the prior written consent of the other party. However, in the event of Bauer's untimely death between December 31, 2005 and December 31, 2007, the balance of any outstanding payments owed to Bauer under this Agreement shall be made to his wife, and, in the event of her untimely death subsequent to Bauer death, prior to December 31, 2007, the balance of such payments shall be made to Bauer's legal heirs.

     17. Except as otherwise stated herein, this Agreement contains the entire understanding between Bauer and Osteotech with respect to the retirement of Bauer from his employment at Osteotech. There are no covenants, representations or undertakings with respect to such retirement other than those expressly set forth or referenced in this Agreement.

     18. If any portion of this Agreement is found by a court of competent jurisdiction to be void and unenforceable, such portion shall be deemed to be severable from this Agreement and shall have no effect on the remaining sections of this Agreement.

     19. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its choice of law or conflicts of law rules.

     20. This Agreement has been reviewed and negotiated by both Bauer and Osteotech, and no provision of this Agreement shall be construed against either party on the ground that such party was the drafter of that provision of this Agreement.

     21. This Agreement shall be binding upon Bauer and Osteotech upon its execution by them and shall inure to the benefit of their respective heirs, successors and permitted assigns.

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the dates set forth below.

                                        OSTEOTECH, INC.


/s/ Richard W. Bauer                    By: /s/ Sam Owusu-Akyaw
-------------------------------------       ------------------------------------
Richard W. Bauer                            Sam Owusu-Akyaw
                                        Its: President and Chief Operating
                                             Officer

Date: November 22, 2005                 Date: November 22, 2005

                                    EXHIBIT A

                                 OSTEOTECH INC.
                        STOCK OPTION DETAIL STATUS REPORT
                             AS OF NOVEMBER 15, 2005

RICHARD W. BAUER

AGREEMENT #   PLAN ID   GRANT DATE   EXPIRATION DATE   TYPE   PRICE $   GRANTED   EXERCISED   OUTSTANDING
-----------   -------   ----------   ---------------   ----   -------   -------   ---------   -----------
   1044         1991     12/7/1995       12/7/2005      ISO    4.4170    30,000     22,500        7,500
   1073         1991     12/5/1996       12/5/2006       NQ    6.6670   150,000     75,000       75,000
   1065         1991     12/6/1996       12/6/2006      ISO    3.8330    37,500     18,750       18,750
   1099         1991     7/31/1997       7/30/2007       NQ    8.5000   265,250          0      265,250
   1163         1991     12/3/1998       12/3/2008       NQ   20.6670    37,500          0       37,500
   1206         1991     12/9/1999       12/9/2009      ISO   15.8750    15,000          0       15,000
   1304         2000     12/7/2000       12/7/2010       NQ    3.5000    25,000          0       25,000
   1246         2000     12/7/2000       12/7/2010      ISO    3.5000    25,000          0       25,000
   1391         2000      8/2/2002        8/2/2012       NQ    8.9000    40,000          0       40,000
   1527         2000    12/18/2003      12/18/2013       NQ    7.9600    30,000          0       30,000
   1551         2000    12/16/2004      12/16/2014       NQ    5.3500    28,500          0       28,500
                                                                        -------    -------      -------
TOTALS                                                                  683,750    116,250      567,500
                                                                        =======    =======      =======

                                    EXHIBIT B
                                 GENERAL RELEASE

     In exchange for the benefits provided to Bauer by the Retirement Agreement dated as of _________, 2005 (the "Retirement Agreement") by and between Richard
W. Bauer ("Bauer") and Osteotech, Inc. ("Osteotech"), Bauer, for himself, his heirs, administrators, executors, representatives and/or assigns, hereby voluntarily discharges and releases Osteotech and its affiliates, parent and subsidiary companies, officers, directors, employees, agents, representatives, successors and assigns (collectively the "Osteotech Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Bauer ever had, now has or hereafter may have against each or any of the Osteotech Releasees by reason of any matter whatsoever arising out of or resulting from Bauer's employment at Osteotech, his agreement to retire from such employment and his retirement from such employment. This release of claims specifically includes, but is not limited to, any claim of discrimination, including any claim arising under, or based upon, the Age Discrimination in Employment Act (or the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the New Jersey Conscientious Employee Protection Act and/or the New Jersey Law Against Discrimination, and any and all contract, quasi-contract, estoppel, tort or statutory claims under federal, state or local law arising out of or resulting from Bauer's employment at Osteotech, his agreement to retire from such employment and/or his retirement from such employment.

     Bauer acknowledges and agrees that he has been given at least twenty-one
(21) days to consider this General Release. Bauer further acknowledges and agrees that he may cancel or revoke this General Release within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Jeffrey Rosen at Osteotech. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Jeffrey Rosen, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724; and (c) sent by certified mail., return receipt requested. Bauer acknowledges and agrees that, if he exercises his right of cancellation or revocation, Osteotech shall be relieved of all obligations undertaken in the Retirement Agreement.

     Bauer acknowledges and agrees that he fully understands this General Release, that he was advised by Osteotech of his right to consult with independent counsel of his choice before signing it, and that he is signing it voluntarily.


-------------------------------------
RICHARD W. BAUER

Date:
      ------------------

                                    EXHIBIT C

                                 GENERAL RELEASE

     In exchange for the benefits provided to Osteotech, Inc. ("Osteotech") by the Retirement Agreement dated as of _________, 2005 (the "Retirement Agreement") by and between Richard W. Bauer ("Bauer") and Osteotech, Osteotech, for itself, its officers, directors, successors, agents, representatives and assigns, hereby voluntarily discharges and releases Bauer and his heirs, administrators, executors, representatives and/or assigns (collectively the "Bauer Releasees"), from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Osteotech ever had, now has or hereafter may have against each or any of the Bauer Releasees by reason of any matter whatsoever arising out of or resulting from Bauer's employment at Osteotech through the date hereof, and his retirement from such employment.

OSTEOTECH, INC.


By:
    ---------------------------------

-------------------------------------
Its
    ---------------------------------

Date:
      -------------------------------